As filed with the Securities and Exchange Commission on August 5, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HIGHER ONE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	26-3025501
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 Science Park

New Haven, CT

(Address of principal executive offices)

Higher One Holdings, Inc. 2010 Equity Incentive Plan and

Higher One, Inc. 2000 Stock Plan

(Full title of the plan)

Thomas D. Kavanaugh

Higher One Holdings, Inc.

25 Science Park

New Haven, CT 06511

(203) 776-7776

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Mary E. Alcock, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Higher One Holdings Common Stock, par value $0.001 per share	7,689,653 shares	$3.28	$25,222,062	$1,799(2)
Higher One Holdings Common Stock, par value $0.001 per share	4,452,000 shares	$13.84	$61,615,680	$4,394(3)
TOTAL	12,141,653 shares	$—	$86,837,742	$6,193

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Higher One Holdings, Inc. (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”) that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on a weighted average of the exercise prices of outstanding options previously granted under the Higher One, Inc. 2000 Stock Plan and the Higher One Holdings, Inc. 2010 Equity Incentive Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on July 30, 2010.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

(i) The Registrant’s prospectus dated June 16, 2010, filed pursuant to Rule 424(b) of the Securities Act (File No. 333-165673), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed,

(ii) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File
No. 001-34779), filed with the Commission on June 15, 2010, and

(iii) All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of our directors providing for such directors’ indemnification. The Registrant expects to obtain liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The Higher One Holdings, Inc. 2010 Equity Incentive Plan also provides that the Registrant will indemnify each member of the Registrant’s compensation committee, each person acting pursuant to authority delegated by the compensation committee, and each other officer, director or employee of the Registrant to whom any duty or power relating to administration or interpretation of the plan has been delegated against any costs or expenses or liabilities arising out of any actions relating to the plan, other than actions taken in bad faith and without reasonable belief that the actions were in the best interests of the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed herewith

4.1	Form of Amended and Restated Certificate of Incorporation of Higher One Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010).

4.2	Form of Amended and Restated Bylaws of Higher One Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010).

4.3	Higher One Holdings, Inc. 2000 Stock Incentive Plan, dated as of April 20, 2000, as amended on August 3, 2006 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1/A (File
No. 333-165673), filed with the Commission on June 15, 2010).

4.4	Higher One Holdings, Inc. 2010 Equity Incentive Plan, dated as of March 26, 2010 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.	X

23.1	Consent of PricewaterhouseCoopers LLP.	X

23.2	Consent of Burr Pilger Mayer, Inc.	X

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (filed as part of Exhibit 5.1).	X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, Connecticut on the 5th day of August 2010.

HIGHER ONE HOLDINGS, INC.

By:	/S/ DEAN HATTON
Name:	Dean Hatton
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DEAN HATTON Dean Hatton	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2010

/S/ MARK VOLCHEK Mark Volchek	Chief Financial Officer and Chairman of the Board of Directors (principal financial and accounting officer)	August 5, 2010

/S/ MILES LASATER Miles Lasater	Chief Operations Officer and Director	August 5, 2010

/S/ PAUL BIDDELMAN Paul Biddelman	Director	August 5, 2010

/S/ DAVID CROMWELL David Cromwell	Director	August 5, 2010

/S/ STEWART GROSS Stewart Gross	Director	August 5, 2010

/S/ SHAMEZ KANJI Shamez Kanji	Director	August 5, 2010

/S/ PATRICK MCFADDEN Patrick McFadden	Director	August 5, 2010

/S/ CHARLES MORAN Charles Moran	Director	August 5, 2010

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Page

4.1	Form of Amended and Restated Certificate of Incorporation of Higher One Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010.	—

4.2	Form of Amended and Restated Bylaws of Higher One Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010.	—

4.3	Higher One Holdings, Inc. 2000 Stock Incentive Plan, dated as of April 20, 2000, as amended on August 3, 2006.	Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010.	—

4.4	Higher One Holdings, Inc. 2010 Equity Incentive Plan, dated as of March 26, 2010.	Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1/A (File No. 333-165673), filed with the Commission on June 15, 2010.	—

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Burr Pilger Mayer, Inc.	Filed herewith

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (filed as part of Exhibit 5.1)	Filed herewith